                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*


                             Real Silk Investments
                                 Common Stock
                                   756027108


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 756027108                                                  PAGE 2 of 4

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      First Chicago NBD Corporation   38-1984850*

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            7,188

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          52,898
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,188

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          52,898

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      60,086
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      36.4

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      TYPE OF REPORTING PERSON*

12    *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries

      HC CO

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sec 1745 (6-80)  SEE INSTRUCTION BEFORE FILLING OUT!
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                                                                     Page 3 of 4

SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No. 7

Item 1(a)      Name of Issuer:

               Real Silk Investment Inc.


Item 1(b)      Address of Issuer's Principal Executive Offices:

               445 North Pennsylvania Suite 500
               Indianapolis, Indiana 46204


Item 2(a)      Name of Person Filing:

               First Chicago NBD Corporation. ("FCN")


Item 2(b)      Address of Principal Business Office:

               One First National Plaza
               Chicago, Illinois  60670


Item 2(c)      Citizenship:

               Delaware


Item 2(d)      Title of Class of Securities:

               Common Stock


Item 2(e)      CUSIP Number:

               756027108


Item 3         Type of Person Filing:

               (g) FCN is a Parent Holding Company in accordance with 240.13d-1(b)(ii)(g).


Item 4         Ownership:

               The shares listed below were held in a fiduciary capacity by one or more subsidiaries of First Chicago NBD Corporation as of December 31, 1997

               A.) Amount Beneficially owned:  60,086
               B.) Percent of Class:  36.4
               C.) Number of shares to which the Holding company has:
                     1.) Sole power to vote or direct the vote:  7,188
                     2.) Shared power to vote or direct the vote:  52,898
                     3.) Sole power to dispose or to direct the disposition
                         of:  7,188
                     4.) Shared power to dispose or to direct the disposition
                         of:  52,898
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                                                                     Page 4 of 4


Item 5         Ownership of 5 Percent or Less of a Class:

               Not Applicable


Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable


Item 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on By the Parent Holding Company: See Item 3


Item 8         Identification and Classification of Members of the Group:

               Not Applicable


Item 9         Notice of Dissolution of Group:  Not Applicable


Item 10 Certification: By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

               Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:         January 30, 1998

                                        /s/ Daniel T. Lis
                                        ---------------------------------
                                        Daniel T. Lis
                                        Assistant Secretary
                                        First Chicago NBD Corporation
                                        (313) 225-3154